UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2014

Concert Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36310	20-4839882
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 500 Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 860-0045

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Concert Pharmaceuticals, Inc. (the “Company”) approved compensation for its named executive officers, as set forth in the bullets and the table below:

•	New annual base salaries, effective immediately;

•	Target bonus amounts for 2014 as a percentage of the new annual base salaries; and

•	Grants of options to purchase shares of common stock of the Company.

Name	Annual Base Salary	2014 Target Bonus	Stock Options
Roger D. Tung, Ph.D.	$434,700	50%	203,300
Nancy Stuart	$349,800	35%	100,000
Ian Robert Silverman, J.D., Ph.D.	$324,500	35%	73,000

Each of the options to purchase shares of the Company’s common stock was granted effective as of June 10, 2014 and made pursuant to the Company’s 2014 Stock Incentive Plan. The exercise price per share of the options is $8.40, equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The options will vest over four years, with 25% vesting on the first anniversary of the date of grant and the remaining shares vesting quarterly over the following three years.

In addition, on June 10, 2014, the Compensation Committee approved amendments to the employment agreements that the Company had previously entered into with each of Dr. Tung, Ms. Stuart and Dr. Silverman to provide that:

•	In the case of Dr. Tung,

•	If Dr. Tung’s employment is terminated by the Company without cause and other than as a result of death or disability or Dr. Tung resigns for good reason, each as defined in his employment agreement, prior to a change of control, as defined in his employment agreement, the amount of base salary that the Company will be obligated to pay as severance to Dr. Tung and the maximum period during which the Company will be required to continue to provide medical and dental benefits under COBRA continuation will each be 15 months, rather than the 12 months previously provided for under Dr. Tung’s employment agreement, in each case subject to the terms and conditions specified in Dr. Tung’s employment agreement.

•	If Dr. Tung’s employment is terminated by the Company or its successor without cause or Dr. Tung resigns for good reason, each as defined in his employment agreement, within one year following a change of control, as defined in his employment agreement, the amount of base salary that the Company will be obligated to pay as severance to Dr. Tung and the maximum period during which the Company will be required to continue to provide medical and dental benefits will each be 18 months, rather than the 12 months previously provided for under Dr. Tung’s employment agreement, and the Company will also be obligated to pay to Dr. Tung additional severance equal to 18 months of bonus based on his then-current annual bonus target, in each case subject to the terms and conditions specified in Dr. Tung’s employment agreement.

•	In the case of each of Ms. Stuart and Dr. Silverman, if her or his employment is terminated by the Company or its successor without cause or she or he resigns for good reason, each as defined in her or his employment agreement, within one year following a change of control, as defined in her or his employment agreement, the Company will, in addition to being obligated to provide the severance and other benefits already provided for under Ms. Stuart’s and Dr. Silverman’s employment agreements, also be obligated to pay to Ms. Stuart and Dr. Silverman, as applicable, severance equal to 12 months of bonus based on her or his then-current annual bonus target, in each case subject to the terms and conditions specified in the applicable employment agreement.

On June 13, 2014, Dr. Tung, Ms. Stuart and Dr. Silverman entered into amended and restated employment agreements with the Company effecting these amendments. The foregoing description of the amendments effected by the amended and restated employment agreements is qualified in its entirety by the full text of the agreements, which are filed as Exhibits 99.1, 99.2 and 99.3 to this Current Report on Form 8-K, and which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCERT PHARMACEUTICALS, INC.

	By:	/s/ Roger D. Tung
Date: June 16, 2014		Roger D. Tung
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Amended and Restated Employment Agreement, dated as of June 13, 2014, by and between the registrant and Roger D. Tung

99.2	Amended and Restated Employment Agreement, dated as of June 13, 2014, by and between the registrant and Nancy Stuart

99.3	Amended and Restated Employment Agreement, dated as of June 13, 2014, by and between the registrant and Ian Robert Silverman